Exhibit 99.7

ISSN 1718-8369

Volume 8, number 4	November 28, 2013

AS AT AUGUST 31, 2013

August 2013 Highlights

❑	Budgetary revenue in August amounts to $5.5 billion, up $177 million compared to last year. Own-source revenue amounts to $4.1 billion, while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $4.1 billion, down $55 million compared to last year.
❑	Debt service amounts to $763 million, up $109 million compared to last year.
❑	Consolidated budgetary transactions show a $712 million surplus for August 2013, compared with a $611 million surplus for August 2012.
❑	Taking the $87 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $625 million for August 2013.

On the basis of the cumulative results as at August 31, 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.7 billion. As was announced in the November 2013 Update on Québec’s Economic and Financial Situation, the budget deficit target was set at $2.5 billion for the 2013-2014 fiscal year.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	August		April to August		Update on Québec’s Economic and Financial Situation Autumn 2013
	2012	2013	2012-2013	2013-2014	2013-2014	Forecast Growth %
BUDGETARY REVENUE
Own-source revenue	4 057	4 131	20 608	20 776	53 187	2.6
Federal transfers	1 249	1 352	6 230	6 818	16 619	5.8
Total	5 306	5 483	26 838	27 594	69 806	3.3
BUDGETARY EXPENDITURE
Program spending	- 4 152	- 4 097	- 25 369	- 26 164	- 63 825	2.5
Debt service	- 654	- 763	- 3 213	- 3 483	- 8 583	10.5
Total	- 4 806	- 4 860	- 28 582	- 29 647	- 72 408	3.4
CONSOLIDATED ENTITIES[1]
Non-budget-funded bodies and special funds	70	20	608	433	215	—
Health and social services and education networks	- 26	- 18	- 59	- 52	- 113	—
Generations Fund	67	87	345	416	1 069	—
Total	111	89	894	797	1 171	—
SURPLUS (DEFICIT)	611	712	- 850	- 1 256	- 1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 67	- 87	- 345	- 416	- 1 069	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	544	625	- 1 195	- 1 672	- 2 500	—

(1)   Details of operations by type of entity are presented on page 5 of this report.

CUMULATIVE RESULTS AS AT AUGUST 31, 2013

Budgetary balance

❑    For the period from April to August 2013, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.7 billion. A deficit in the first five months of the fiscal year reflects historic trends. Indeed, during this period, expenditures usually exceed revenues since government departments spend more heavily in respect of their activities.

❑    For the 2013-2014 fiscal year overall, the November 2013 Update on Québec’s Economic and Financial Situation anticipates a budget deficit of $2.5 billion. It takes into account the payment by the federal government of $1 467 million1 corresponding to the second installment of the financial compensation stemming from the harmonization of the Québec sales tax (QST) and the federal goods and services tax (GST). This amount is recorded under revenues during the 2013-2014 fiscal year, at the rate of $122 million a month.

Budgetary revenue

❑    From April 1st to August 31, 2013, budgetary revenue amounts to $27.6 billion, $756 million more than as at August 31, 2012.

—    Own-source revenue stands at $20.8 billion, $168 million more than last year.

—    Federal transfers amount to $6.8 billion, up $588 million compared to August 31, 2012.

Budgetary expenditure

❑    Since the beginning of the fiscal year, budgetary expenditure amounts to $29.6 billion, an increase of $1.1 billion, or 3.7%, compared to last year.

In keeping with historic trends, the pace of program spending is faster at the beginning of the fiscal year because of the allocation details of certain grants, including those relating to the health and social services and the education networks.

For the first five months of the fiscal year, program spending rose $795 million, or 3.1%, to $26.2 billion. The increase forecast in the November 2013 Update on Québec’s Economic and Financial Situation for 2013-2014 is 2.5%.

—    The most significant changes are in the Health and Social Services ($413 million) and Education and Culture ($302 million) missions.

Debt service stands at $3.5 billion, an increase of $270 million or 8.4% compared to last year.

Consolidated entities

❑    As at August 31, 2013, the results of consolidated entities show a surplus of $797 million. These results include:

—    a surplus of $433 million for non-budget-funded bodies and special funds;

—    revenue dedicated to the Generations Fund of $416 million;

—    a $52 million deficit for the health and social services and the education networks.

1     1 Revenue from federal compensation related to the harmonization of the sales taxes is accounted for in accordance with public sector accounting standards and bearing in mind the conditions stipulated in the agreement. The conditions include the implementation of the harmonization of the QST and the GST on January 1, 2013 and the adoption of a mechanism whereby governments and certain of their mandataries pay and refund the taxes as of April 1, 2013. Moreover, revenue must be accounted for at the same pace as the recognition of expenditure funded by such compensation. Accordingly, as stipulated in the 2012-2013 Budget Plan (p. C.24), the first payment of $733 million was accounted for during the last three months of 2012-2013, at the same pace as debt service expenditure. The second payment of $1 467 million is distributed throughout the 2013-2014 fiscal year, i.e. at the same pace as expenditure corresponding to debt service and the Fund to Finance Health and Social Services Institutions (FINESSS), at the rate of $122 million a month.

Net financial requirements

❑    As at August 31, 2013, consolidated net financial requirements stand at $4.9 billion, an increase of $1.1 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	August			April to August
	2012	2013	Change	2012-2013	2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 057	4 131	74	20 608	20 776	168
Federal transfers	1 249	1 352	103	6 230	6 818	588
Total	5 306	5 483	177	26 838	27 594	756
BUDGETARY EXPENDITURE
Program spending	- 4 152	- 4 097	55	- 25 369	- 26 164	- 795
Debt service	- 654	- 763	- 109	- 3 213	- 3 483	- 270
Total	- 4 806	- 4 860	- 54	- 28 582	- 29 647	- 1 065
CONSOLIDATED ENTITIES[1]
Non-budget-funded bodies and special funds	70	20	- 50	608	433	- 175
Health and social services and education networks	- 26	- 18	8	- 59	- 52	7
Generations Fund	67	87	20	345	416	71
Total	111	89	- 22	894	797	- 97
SURPLUS (DEFICIT)	611	712	101	- 850	- 1 256	- 406
Consolidated non-budgetary requirements	- 605	- 1 284	- 679	- 2 973	- 3 620	- 647
CONSOLIDATED NET FINANCIAL REQUIREMENTS	6	- 572	- 578	- 3 823	- 4 876	- 1 053

(1)   Details of operations by type of entity are presented on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	August			April to August
			Change				Change
Revenue by source	2012	2013	%	2012-2013	2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 544	1 496	- 3.1	7 449	7 464		0.2
Contributions to Health Services Fund	474	508	7.2	2 648	2 746		3.7
Corporate taxes	293	190	- 35.2	1 355	1 127		- 16.8
Consumption taxes	1 261	1 521	20.6	6 656	7 101		6.7
Others sources	129	93	- 27.9	807	737		- 8.7
Total own-source revenue excluding government enterprises	3 701	3 808	2.9	18 915	19 175		1.4
Revenue from government enterprises	356	323	- 9.3	1 693	1 601		- 5.4
Total own-source revenue	4 057	4 131	1.8	20 608	20 776		0.8
Federal transfers
Equalization	616	653	6.0	3 080	3 264		6.0
Protection payment	30	—	-100,0	151	—		-100,0
Health transfers	403	429	6.5	2 009	2 142		6.6
Transfers for post-secondary education and other social programs	126	129	2.4	631	644		2.1
Other programs	74	55	- 25.7	359	336		- 6.4
Subtotal	1 249	1 266	1.4	6 230	6 386		2.5
Harmonization of the QST with the GST – Compensation	—	86	—	—	432	[1]	—
Total federal transfers	1 249	1 352	8.2	6 230	6 818		9.4
BUDGETARY REVENUE	5 306	5 483	3.3	26 838	27 594		2.8

(1)   To this amount must be added $179 million earmarked for the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of the consolidated entities, thereby bringing the total amount of compensation to $611 million for the period April to August 2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	August			April to August
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 185	2 295	5.0	12 593	13 006	3.3
Education and Culture	862	719	- 16.6	6 265	6 567	4.8
Economy and Environment	280	222	- 20.7	2 311	2 280	- 1.3
Support for Individuals and Families	528	537	1.7	2 574	2 626	2.0
Administration and Justice	297	324	9.1	1 626	1 685	3.6
Total program spending	4 152	4 097	- 1.3	25 369	26 164	3.1
Debt service	654	763	16.7	3 213	3 483	8.4
BUDGETARY EXPENDITURE	4 806	4 860	1.1	28 582	29 647	3.7

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	August 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	864	87	9	321	1 663	—	2 944	- 1 505	1 439
EXPENDITURE
Expenditure	- 619	—	- 9	- 321	- 1 629	- 18	- 2 596	1 413	- 1 183
Debt service	- 165	—	—	—	- 94	—	- 259	92	- 167
TOTAL	- 784	—	- 9	- 321	- 1 723	- 18	- 2 855	- 1 505	- 1 350
RESULTS	80	87	—	—	- 60	- 18	89	—	89

	April to August 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	4 288	416	371	2 463	9 592	—	17 130	- 9 240	7 890
EXPENDITURE
Expenditure	- 3 146	—	- 371	- 2 463	- 9 042	- 52	- 15 074	8 804	- 6 270
Debt service	- 788	—	—	—	- 471	—	- 1 259	436	- 823
TOTAL	- 3 934	—	- 371	- 2 463	- 9 513	- 52	- 16 333	9 240	- 7 093
RESULTS	354	416	—	—	79	- 52	797	—	797

(1)   The results of the networks are presented according to the modified equity method of accounting.

(2)   Consolidation adjustments include the elimination of program spending from the general fund.

To obtain information, please contact the Direction des communications in the Ministère des Finances et de l’Économie du Québec at 418 646-3983.

The report is also published on the Ministère des Finances et de l’Économie website (www.finances.gouv.qc.ca).